Exhibit 1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of October 19, 2020 (this “Agreement”), is made and entered into by and among Endo International plc, a public limited company incorporated in Ireland (“Parent”), Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Marital Trust U/W/O Edwin H. Wegman dated 8-10-06 (the “Stockholder” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to commence the Offer and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned Subsidiary of Parent, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder Beneficially Owns 935,073 shares of common stock, par value $0.001 per share, of the Company (the “Existing Common Shares”); and

WHEREAS, as a material condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, the Stockholder, on the Stockholder’s own account with respect to the Covered Company Shares (as defined herein), has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Covered Company Shares” means (a) the Existing Common Shares and (b) any Company securities of which the Stockholder acquires Beneficial Ownership after the date hereof.

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise.

Section 1.2 Interpretations.

(a) Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement.

(b) Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

ARTICLE II

TENDER AGREEMENT

Section 2.1 Agreement to Tender.

(a) The Stockholder hereby agrees (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer) validly tender or cause to be validly tendered in the Offer any and all of the Stockholder’s Covered Company Shares and (ii) if the Stockholder acquires any additional Covered Company Shares after the tenth (10th) Business Day following the commencement of the Offer, to validly tender or cause to be validly tendered into the Offer all such additional Covered Company Shares within five (5) Business Days of the acquisition of such additional Covered Company Shares, in each case, pursuant to and in accordance with the terms of the Offer and free and clear of all Liens.

(b) The Stockholder further agrees that, once any of the Stockholder’s Covered Company Shares are tendered, the Stockholder will not withdraw, and not cause to be withdrawn, such Covered Company Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 6.1. In the event this Agreement has been validly terminated in accordance with Section 6.1, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return to the Stockholder all Covered Company Shares the Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with Section 6.1, the Stockholder shall not tender any of the Stockholder’s Covered Company Shares into any tender or exchange offer commenced by any Person other than Parent, Merger Sub or any other Subsidiary of Parent.

(c) The Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment the Covered Company Shares tendered into the Offer is subject to the terms and conditions of the Merger Agreement.

Section 2.2 Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, until the termination of this Agreement in accordance with Section 6.1, at any annual or special meeting of the Company Stockholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder’s Covered Company Shares are entitled to vote thereon, (a) appear at each such meeting or otherwise cause all such Covered Company Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Covered Company Shares (i) for the adoption of the Merger Agreement, in the event any vote or consent of the stockholders of the Company is required to adopt the Merger Agreement, approve the Merger or otherwise approve any of the transactions contemplated thereby, (ii) against any action or agreement that is intended or would reasonably be expected to result in the failure of any of the conditions set forth in Annex A of the Merger Agreement to be satisfied, (iii) against any Acquisition Proposal, (iv) against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement and (v) against any commitment or agreement to take any action inconsistent with any of the preceding clauses (i) through (iv).

Section 2.3 Irrevocable Proxy. For so long as this Agreement has not been validly terminated in accordance with Section 6.1, the Stockholder hereby irrevocably appoints Parent as its attorney-in-fact and proxy with full power of substitution and re-substitution, to the full extent of the Stockholder’s voting rights with respect to all Covered Company Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote (or issue instructions to the record holder to vote), and to execute (or issue instructions to the record holder to execute) written consents with respect to, all Covered Company Shares in accordance with the provisions of Section 2.2. This proxy is coupled with an interest, was given to secure the obligations of the Stockholder under Section 2.2, was given in consideration of and as an additional inducement of Parent and Merger Sub to enter into the Merger Agreement and shall be irrevocable, and the Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Company Shares. Such proxy shall not be terminated by operation of any Law or upon the occurrence of any other event other than upon the valid termination of this Agreement in accordance with its terms, at which time such proxy shall automatically terminate. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

Section 2.4 Other Voting Rights. Notwithstanding anything to the contrary herein, the Stockholder shall remain free to vote or exercise its right to consent with respect to the Covered Company Shares on any matter not covered by Section 2.2 in any manner the Stockholder deems appropriate; provided that such vote or consent would not reasonably be expected to impede, interfere with or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

ARTICLE III

OTHER COVENANTS

Section 3.1 Support. The Stockholder shall use its reasonable best efforts to provide complete and accurate information to, and as reasonably requested by, Parent, Merger Sub, the Company or any Governmental Authority or other Person in connection with the making of any filings to or with, or obtaining any consent of, any Governmental Authority with respect to the Merger Agreement, the Offer or the Merger.

Section 3.2 Litigation. The Stockholder agrees not to, and to cause each of its affiliates not to, commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action, suit, claim, charge, litigation, arbitration or proceeding against Parent, the Company or any of their respective directors or officers related to the Offer, the Merger Agreement or the Merger, including any such suit, claim, charge, litigation, arbitration or proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement; provided that the foregoing shall not limit any and all actions taken by Stockholder in response to any claims commenced against the Stockholder.

Section 3.3 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Common Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4 Lock-Up. The Stockholder hereby covenants and agrees that between the date hereof and the termination of this Agreement in accordance with its terms, the Stockholder will not (a) Transfer any Covered Company Shares or (b) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or materially impeding the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may Transfer any or all of its Covered Company Shares to any Subsidiary or Affiliate of the Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Company Shares or any interest in any of such Covered Company Shares is Transferred shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

Section 3.5 Notices of Certain Events. The Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Article IV.

Section 3.6 No Solicitation. From and after the date of this Agreement, except as otherwise permitted pursuant to the Merger Agreement, the Stockholder agrees that it and its Affiliates (for purposes of this Agreement, the Company shall not be deemed to be an Affiliate of the Stockholder) shall not, and shall cause its or their Representatives not to, directly or indirectly engage in any conduct prohibited by Section 6.2 of the Merger Agreement as if the Stockholder were the Company. For the avoidance of doubt, solely to the extent the Company is permitted to take the actions set forth in Section 6.2(c) of the Merger Agreement with respect to the Acquisition Proposal, the Stockholder may participate in such conduct with the Company and the Person making such Acquisition Proposal; provided that (i) the Stockholder has not breached this Section 3.6 and (ii) such action by the Stockholder would be permitted to be taken by the Company pursuant to Section 6.2(c) of the Merger Agreement.

Section 3.7 Appraisal Rights. The Stockholder forever waives and agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

Section 3.8 Disclosure. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC or the rules of any national securities exchange and, to the extent required by applicable Law, in the Schedule TO (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement.

Section 3.9 Public Statements. Except as required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which such party is subject, the Stockholder shall not, and the Stockholder shall not authorize or permit any affiliate, director, officer, trustee, employee or partner to, directly or indirectly, make any press release, public announcement or other public communication in respect of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of each of the other Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization; Authority Relative to this Agreement; No Violation.

(a) The Stockholder is duly organized, validly existing and in good standing (where the concept is recognized) under the Laws of the state of its formation or organization. The Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of the Stockholder and no other entity proceedings on the part of the Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.

(b) No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Agreement, except in each case, the failure of which to receive or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement. No consent of any beneficiary of the Stockholder is necessary for the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(c) The execution and delivery by the Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any contract or agreement to which the Stockholder is a party or (B) result in the creation of any Liens upon any of the properties or assets of the Stockholder, (ii) conflict with or result in any violation of any provision of the organizational documents, in each case as amended or restated, of the Stockholder or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.2 Ownership of Shares. The Stockholder Beneficially Owns the Existing Common Shares and has good and marketable title to all such Existing Common Shares free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Common Shares) other than (a) this Agreement and (b) any limitations or restrictions imposed under applicable securities Laws. The Existing Common Shares constitute all of the Company Shares Beneficially Owned by the Stockholder. Together, the Existing Common Shares constitute all of the Covered Company Shares, Beneficially Owned by the Stockholder.

Section 4.3 Power. The Stockholder has full voting power with respect to all of the Stockholder’s Covered Company Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, full power to demand appraisal rights (to the extent such rights are available) and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Stockholder’s Covered Company Shares. None of the Stockholder’s Covered Company Shares are subject to any stockholders’ agreement, proxy, voting trust or other contract with respect to the voting of such Covered Company Shares, except pursuant to this Agreement.

Section 4.4 Investigation; Litigation. To the actual knowledge of the Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Authority, (b) there are no actions, suits, claims, charges, litigation, arbitrations or proceedings pending or threatened by or before any Governmental Authority against the Stockholder or any of its properties or assets and (c) there are no laws, executive orders, rulings, injunctions or other orders of any Governmental Authority outstanding binding on the Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.5 Merger Agreement. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon, and Parent and Merger Sub would not enter into the Merger Agreement without, the Stockholder’s execution, delivery and performance of this Agreement.

Section 4.6 No Brokers or Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

Section 4.7 The Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Covered Company Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding tendering the Covered Company Shares in the Offer and has independently and without reliance upon the Parent or Merger Sub and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and several, represent and warrant to the Stockholder as to itself as follows:

Section 5.1 Qualification and OrganizationSection 5.2 . Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as applicable. Each of Parent and Merger Sub has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform and comply with its covenants and agreements under this Agreement. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 5.3 Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the delivery of written notice of termination by the Stockholder to Parent and Merger Sub following any amendment, modification, change or waiver to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement), (c) the Company Board or any authorized committee thereof has effected a Company Board Recommendation Change in accordance with the terms and conditions of the Merger Agreement and (d) the Effective Time. In the event of any such termination of this Agreement, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (x) this Article VI and Article VII shall survive any such termination and each remain in full force and effect and (y) no Party shall be relieved or released from any liability or damages arising from a Willful Breach of any provision of this Agreement arising prior to such termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time except that this Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time, which shall survive to the extent expressly provided for herein.

Section 7.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Company Shares.

Section 7.3 Amendment; Waiver. Subject to applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 7.4 Entire Agreement; Counterparts. This Agreement (including the exhibit hereto) constitutes the entire agreement of the Parties, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.5 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7.6 or in such other manner as may be permitted by applicable Law, and nothing in this Section 7.5(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF PARENT, MERGER SUB AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d) The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, the Parties hereto acknowledge and agree that in the event of any breach by the Stockholder, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Stockholder, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, this being in addition to any other remedy to which such party is entitled to at law or in equity. The Stockholder, on the one hand, and Parent and Merger Sub, on the other hand, agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 7.6 Notices. Any notices or other communications to any Party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) if sent by email, on the date of dispatch by the sender thereof (provided, that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Endo International plc.

1400 Atwater Drive

Malvern, PA 19355

Attention: Matthew J. Maletta

Email: maletta.matthew@endo.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Brandon Van Dyke

Email: brandon.vandyke@skadden.com

If to the Stockholder, addressed to it at:

Marital Trust U/W/O Edwin H. Wegman dated 8-10-06

4902 Bocaire Boulevard

Boca Raton, FL 33487

Attention: Toby Wegman

Email: tsw824@aol.com

with a copy to (for information purposes only):

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention: Carl A. Valenstein

Email: carl.valenstein@morganlewis.com

Section 7.7 Assignment. No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 7.8 Severability. In the event that any term or other provision (or part thereof) of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in a mutually acceptable manner in order for the transactions contemplated hereby to be effected as originally contemplated to the fullest extent possible.

Section 7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.12 Exhibit. The Exhibits to this Agreement are hereby incorporated and made a part of this Agreement and is an integral part of this Agreement.

Section 7.13 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 7.14 Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of the Company. Notwithstanding anything herein to the contrary or the fact that the trustee of the Stockholder (the “Trustee”) is a director of the Company, nothing herein shall in any way restrict a director of the Company (including the Trustee) in the taking of any actions (or failure to act) in his or her capacity as a director of the Company, or in the exercise of his or her fiduciary duties as a director of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of the Company (including the Trustee) shall be deemed to constitute a breach of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

ENDO INTERNATIONAL PLC

By:	/s/ Blaise A. Coleman
	Name:	Blaise A. Coleman
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

BETA ACQUISITION CORP.

By:	/s/ Blaise A. Coleman
	Name:	Blaise A. Coleman
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

STOCKHOLDER:

MARITAL TRUST U/W/O EDWIN H. WEGMAN DATED 8-10-06

By:	/s/ Toby S. Wegman
Name: Toby S. Wegman
Title: Co-Trustee

By:	/s/ Mark Wegman
Name: Mark Wegman
Title: Co-Trustee

[SIGNATURE PAGE TO SUPPORT AGREEMENT]